UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2005

______________________________

SYNTROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-21911	73-1565725
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

4322 South 49th West Avenue	74107
Tulsa, Oklahoma	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (918) 592-7900

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

The Registrant is filing this amendment to its Current Report on Form 8-K dated August 15, 2005 to reflect the agreement by the parties to extend the expiration date of the Memorandum of Agreement described below from December 31, 2005 to June 30, 2006.

Item 1.01	Entry into a Material Definitive Agreement.

On August 15, 2005, Syntroleum Corporation (the “Company”) entered into a Memorandum of Agreement (the “Agreement”) with Linc Energy, Ltd. (“Linc Energy”) pursuant to which the Company and Linc Energy agreed to negotiate in good faith definitive agreements for the technology demonstration, commercial project development, construction and operation of a coal-to-liquids (“CTL”) plant based upon in-situ gasification of coal utilizing Linc Energy technology, the Company’s technology and other third-party technology. The Company understands that Linc Energy has operated a commercial-scale underground coal gasification (“UCG”) facility in Queensland, Australia that produces a nitrogen-diluted mixture of hydrogen and carbon monoxide gases (“Syngas”). The Company also understands that Linc Energy intends to build a 30-megawatt independent power plant using Linc Energy technology (the “Chinchilla Phase One Project”) and that Linc Energy believes that the UCG facility at Queensland could be expanded to produce additional UCG Syngas that may be suitable as feedstock for a 17,000 barrel-per-day UCG-CTL plant using the Company’s Fischer-Tropsch and Synfining technologies (the “Chinchilla Phase Two Project”).

Under the Agreement, the Company intends to initiate a multi-phase program to develop certain aspects of its proprietary technology under conditions expected in a commercial CTL Project. The first demonstration phase (the “Demonstration 1 Program”) is expected to consist of laboratory testing of Fischer-Tropsch catalysts and other testing as the Company requires. The Company also intends to initiate a supplemental program to demonstrate its technology at the bench scale level (the “Phase 1b Program”), which is expected to consist of laboratory testing of Fischer-Tropsch catalysts using bench-scale continuous stirred tank reactors (“CSTR”), utilization of actual coal Syngas, and other testing as the Company requires. The parties agree to jointly evaluate the need for a second-phase program to demonstrate the Company’s technology at the bench scale level using Syngas produced at the Chinchilla Phase One Project facility (the “Demonstration 2 Program”), which is expected to consist of the construction of a Company-designed Fischer-Tropsch CSTR mobile lab, the shipment of the lab to the Chinchilla Phase One Project Facility, and operation of the lab for at least 90 days of uninterrupted production.

The parties also agree to jointly evaluate the need for a third-phase program to demonstrate the Company’s technology on a pilot plant scale of nominally two barrels per day. In consideration for Linc Energy funding up to AUS $5 million of the budgeted and reasonable construction cost of this pilot plant, the Company will contribute the use of its detailed engineering designs used for its pilot plant at the Port of Catoosa in Tulsa, Oklahoma, at no cost to Linc Energy, with the Company retaining ownership of such designs.

Under a separate site license agreement for the Chinchilla Phase Two Project to be negotiated, the Company will grant Linc Energy rights to use the Company’s technology to develop a single UCG-CTL project to produce transportation fuels. Under a separate technical services agreement to be negotiated, the Company will provide engineering and other project-related services on a time and material basis, including any support required for preparation of detailed feasibility studies, process design packages and front-end engineering design. Under a separate catalyst purchase agreement to be negotiated, the Company will supply its proprietary Fischer-Tropsch catalyst, using a pre-qualified manufacturer operating under the Company’s direction. Linc Energy will grant the Company a right of first offer to invest in the equity of the Chinchilla Phase One Project and Chinchilla Phase Two Project on the same terms as offered to other third-party investors.

Subject to conditions to be met by Linc Energy, including the achievement of certain milestones with respect to the Chinchilla Phase Two Project, the Company will commit to issue additional site licenses to Linc Energy to use the Company’s technology for multiple UCG-CTL projects under the same general terms of the site license and equity participation agreement for the Chinchilla Phase Two Project, and Linc Energy will grant to the Company a right of first offer to invest in the equity of these projects.

The Agreement terminates on June 30, 2006, unless extended by mutual agreement of the parties. No assurance can be given that the definitive agreements contemplated by the Agreement will be executed or that the technology demonstration programs or commercial projects will be completed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 12, 2006

SYNTROLEUM CORPORATION

By:	/s/ Greg G. Jenkins
Greg G. Jenkins
Executive Vice President of Finance and Business Development and Chief Financial Officer